Total Luxury Group Acquires Control of Home Furnishings Business

NEW YORK, NY, March 10, 2008 (MARKET WIRE via COMTEX) -- Total Luxury Group, Inc. (PINKSHEETS: TLEI.PK) ("Total Luxury" or the "Company") announced today that it had acquired approximately 38 million shares of common stock Petals Decorative Accents, Inc. (PINKSHEETS: PDEC.PK) ("Petals") from a majority shareholder of Petals for approximately $19 million. A portion of the consideration included 87 million shares of common stock plus warrants to acquire 100 million shares of common stock. The purchase price will be paid in installments and is supported by a secured note for the amount of the purchase price.

Separately, Total Luxury purchased 100% of Petals' Series C Preferred Stock for $1,012,500 and warrants to purchase an aggregate of 7,593,750 shares. The purchase price will be paid in installments and is supported by an unsecured note for the amount of the purchase price.

Petals Decorative Accents, Inc., originally founded in 1939, sells decorative silk flowers, plants and trees, along with complementary decorative accents, which include mirrors, small furniture pieces, figurines, lamps and rugs. Petals sells its products through its mail order catalog and website, importing most of the floral stems and other materials used in its products primarily from China, which are then assembled in facilities within the United States.

Commented Don Jones, Total Luxury's Chairman: "We believe that there is a tremendous opportunity to bring these two companies together. Not only do we believe that there are certain economies of scale that can be brought by combining these two companies, but we believe there are cross-marketing opportunities that we can take advantage of as well." Mr. Jones will serve as CEO of the two companies.

About Total Luxury Group, Inc.

In July of 2006, Total Luxury Group, Inc. acquired International Apparel Group, Inc. ("IAG"), an apparel holding company. Through this subsidiary Total Luxury Group, Inc. engages in the manufacture and sale of apparel to retailers and distributors worldwide through licensing and/or distribution agreements for the following brands: Pony, Huk-A-Poo, and Y Brands, Inc., which holds the licenses for Y Chrome and Type-Y. The Company has also had private label development programs with Converse, Inc. and Randy Moss Clothing.

Total Luxury Group, Inc.'s subsidiary IAG has recently signed an exclusive licensing agreement for the Pony label for all Men's and Young Men's apparel products, which covers the United States, Canada and Puerto Rico. Pursuant to the terms of the license agreement, IAG will develop activewear and lifestyle apparel products featuring the Pony name and chevron logo, as well as a line of vintage Pony apparel products.

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve substantial risks and uncertainties. When used in this press release and in any documents incorporated by reference herein, the words "expects," "will" and similar expressions identify certain of such forward-looking statements. Actual results, performance, or achievements could differ materially from those contemplated, expressed, or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of management and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond the Company's control. These include, but are not limited to, risks and uncertainties associated with: the impact of economic, competitive, and other factors affecting the Company and its operations; and other risk factors. The Company cautions that the foregoing factors are not exclusive. The Company assumes no obligation to update the information contained in this press release.

CONTACT:
Don Jones
Total Luxury Group, Inc.
888-601-9918